EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2009, except for Note 1, as to which the date is February 8, 2010, with respect to the consolidated financial statements and schedule of NextWave Wireless Inc. for the year ended December 27, 2008, included in the Registration Statement (Form S-1) and related Prospectus of NextWave Wireless Inc. for the registration of 26,000,000 shares of its common stock.

/s/ Ernst & Young
San Diego, California
February 8, 2010